Exhibit 4.13

First Amendment to the Global Connectivity Agreement

This first amendment to the Global Connectivity Agreement (the “First Amendment”) is made this 26th day of April, 2021, by and between:

(a)	Banco de Chile (“Banco de Chile”), a public stock corporation validly organized and existing under the laws of the Republic of Chile; and

(b)	Citigroup Inc. (“Citigroup”), a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America; Banco de Chile and Citigroup collectively the “Parties” and individually a “Party”.

BACKGROUND

I.- On October 22, 2015, the Parties entered into a Global Connectivity Agreement, as the same may be amended and extended from time to time (the “Connectivity Agreement”), for the purpose of, among other things, establishing the relationship of the Parties with respect to the provision of banking services within and outside Chile between Banco de Chile and its subsidiaries, on the one hand, and Citigroup and its subsidiaries, on the other hand.

II.- The Parties have agreed on amending the customer service model for the Off-Shore Businesses described in Annex C of the Connectivity Agreement.

PURSUANT TO THE FOREGOING, and taking into consideration the background and the terms and conditions set forth herein and for other valuable consideration received by both Parties, the receipt of which the Parties confirm with this amendment, and with the intention that the Parties shall be bound by the agreements herein defined, the Parties agree as follows:

CLAUSES

First. Definitions. The undefined capitalized expressions used in this instrument shall have the meaning assigned to them in the Connectivity Agreement.

Second. Amendment. The Parties agree to amend the Connectivity Agreement only in the sense of replacing its Annex C by a new Annex C which is attached hereto and which shall become an integral part of the Connectivity Agreement.

Three. Validity. This First Amendment shall be effective upon receipt by e-mail of each copy of this First Amendment signed by each Party.

Fourth. Scope. In all matters not modified by this instrument, the Connectivity Agreement remains in full force and effect.

First Amendment to the Global Connectivity Agreement (Exhibit C) - April 26, 2021

Fifth. Applicable Law and Jurisdiction. The Parties agree that clause Five letter (l) “Applicable Law and Jurisdiction” of the Connectivity Agreement applies to this First Amendment.

Sixth. Counterparts. This First Amendment may be signed in any number of counterparts, each of which shall be deemed an original, and shall have the same effect as if the signatures contained therein were within one and the same instrument, but each and every such counterpart together shall constitute one and the same instrument.

First Amendment to the Global Connectivity Agreement (Exhibit C) - April 26, 2021

IN WITNESS WHEREOF, the Parties hereto execute this First Amendment through their duly authorized representatives on the date indicated in the foreword hereto.

Banco de Chile	Citigroup Inc.

/s/ Eduardo Ebensperger Orrego	/s/ Ernesto Torres Cantú
Eduardo Ebensperger Orrego	Ernesto Torres Cantú
CEO	CEO, Latin America

First Amendment to the Global Connectivity Agreement (Exhibit C) - April 26, 2021

Annex “C”

Principles of Interaction for Off-Shore Businesses

a)	Business Units:

-	“International Personal Banking of Banco de Chile (hereinafter “IPB BCH”): Based in Chile, its main function will be to coordinate the interaction with the Citi IPB US business.

-	“Citi IPB US” of Citigroup (hereinafter “Citi IPB”): Based in the United States, its main function will be to manage and directly service the relationship (products and services) of the Relevant Clients.

b)	“Relevant Clients”: Clients with an established relationship with Citi IPB and with the following segmentation:

-	“Existing Citi IPB Clients”: Existing Citi IPB clients prior to January 2008.

-	“Citi IPB ex BCH USA clients”: Those clients currently existing in Citi IPB that belonged to Banco de Chile’s branches in the United States (New York and Miami) and that were acquired by Citigroup through the Asset Purchase and Sale Agreement and Assumption of Liabilities.

-	“New Citi IPB Clients”: Are those clients (i) existing in Citi IPB and referred by Banco de Chile as of January 2008, and (ii) those referred in the future by Banco de Chile.

In order to identify the Relevant Customers, the Parties have drawn up a list that will be kept up to date with the additions (new relationships) and cancellations (defections) in each segment.

For purposes of Exhibit “B-1” to the Connectivity Agreement, the term “new Chilean IPB Clients (those not included in the original RUT lists)” means the New Citi IPB Clients in this Exhibit C.

c)	Banco de Chile Distribution Network: It is made up of the different channels (retail banking businesses, wholesale banking businesses, subsidiaries (including Banchile Inversiones), etc.) with the capacity to generate referrals to Citi IPB. This will take place through the executives of the aforementioned channels or through centralized actions carried out (Product and/or Marketing Bank).

d)	Targets: Targets will be established annually and by mutual agreement for the aforementioned references, which will be monitored (between both parties) in order to adjust and make the necessary action plans in the event of significant deviations.

e)	Platform (products and services): Citi IPB shall make its reasonable best effort to offer a competitive platform with respect to costs, products, services and level of attention. This, in order to provide a competitive offer that allows Banco de Chile to generate the agreed level of referrals, minimizes the attrition of Relevant Clients and allows toevaluate the use of the Citi IPB platform by other units of Banco de Chile (e.g. Banchile Inversiones) with a similar offer.

First Amendment to the Global Connectivity Agreement (Exhibit C) - April 26, 2021

f)	Customer Relations:

-	Citi IPB, from the United States, will be responsible for managing the relationship of the Relevant Clients in all its aspects, through a level of service and contact in accordance with the standards according to the profile and balance of the relationship at Citi IPB.

-	In addition to generating referrals to Citi IPB, Banco de Chile will provide certain assistance services in the interaction between the Relevant Clients and Citi IPB, which will be documented in the Interaction Model (as defined in paragraph j) of this Appendix C).

-	Travel to Chile or visits to clients in Chile by Citi IPB personnel must be previously agreed and coordinated with Banco de Chile and shall be governed by protocols to be defined with Banco de Chile and in accordance with applicable law.

-	Citi IPB may not prospect for Chilean clients without the approval of Banco de Chile.

-	With respect to clients referred to Citi IPB by Relevant Clients, Citi IPB must inform Banco de Chile, which will become part of the Citi IPB New Clients base.

-	IPB BCH will coordinate with Citi IPB in order to: (i) follow up on the evolution of the business and the defined referral goals; (ii) carry out the referral processes (iii) collaborate with Citi IPB in aspects that require local management and with reactive scope (at the request of Citi IPB and prior agreement of BCH) and limited to issues related exclusively to the administrative attention of clients (e.g., approval of Public Figures, Legal Opinions). Any activity related to investment products is excluded from the collaboration.

g)	Measurements: On a quarterly basis, Citigroup shall report to Banco de Chile the revenues obtained by Citi IPB from New Citi IPB Clients, and Banco de Chile shall report the total costs of IPB BCH, in order to generate the respective billings and payments, within the month immediately following the corresponding quarter, and in accordance with the provisions of Exhibit “B-1” of the Connectivity Agreement. The Parties in good faith agree to establish the necessary mechanisms to validate the information generated.

h)	Although IPB BCH will report hierarchically within Banco de Chile, by its nature, there will be coordination with Citi IPB, which under no circumstances will constitute functional dependence or direct reporting.

i)	It is the intention of the Parties that both the Citi IPB business and Banco de Chile’s products and services business grow, and in this sense, the coordination for the crossing of products and sales is fundamental.

j)	The Parties shall agree upon and incorporate by an annex to this Annex C, a document (the “Interaction Model”), detailing the services necessary to efficiently carry out the business contemplated in this Annex C.

First Amendment to the Global Connectivity Agreement (Exhibit C) - April 26, 2021

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